                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                Only (as permitted by Rule 14a-6(e)(2))
[x]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-2.
[ ]  Confidential for the Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

                              i-STAT Corporation
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-12.

     (1)  Title of each class of securities to which transaction applies:

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     (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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
                               i-STAT CORPORATION

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS


                                  May 24, 2000

                                  ------------

TO THE STOCKHOLDERS OF i-STAT CORPORATION:

            NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of i-STAT Corporation, a Delaware corporation ("i-STAT" or the "Company"), will be held at i-STAT Corporation, located at 104 Windsor Center Drive, East Windsor, New Jersey, on Wednesday, May 24, 2000, at 10:30 A.M., local time, for the following purposes:

            I. To elect five members of the Board of Directors, each to serve until the next annual meeting.

            II. To ratify the appointment of PricewaterhouseCoopers LLP as independent accountants to audit the Company's 2000 financial statements.

            III. To transact such other business as may properly come before the meeting.

            The Board of Directors has fixed April 14, 2000 as the record date for determining the holders of the Company's Common Stock entitled to notice of and to vote at the meeting. Consequently, only holders of Common Stock of record on the transfer books of the Company at the close of business on April 14, 2000 will be entitled to notice of and to vote at the meeting.

            We invite all stockholders to attend the meeting. TO ENSURE THAT YOUR SHARES WILL BE VOTED AT THE MEETING, HOWEVER, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY. If you attend the meeting, you may vote in person, even though you have sent in your proxy.




East Windsor, New Jersey                                     Esteban A. Ferrer
April 27, 2000                                               Secretary
                               i-STAT CORPORATION
                            104 WINDSOR CENTER DRIVE
                         EAST WINDSOR, NEW JERSEY 08520

                                 PROXY STATEMENT

            The accompanying proxy is solicited by the Board of Directors of i-STAT Corporation (the "Company") for use at the 2000 Annual Meeting of Stockholders to be held on Wednesday, May 24, 2000. Copies of this proxy statement and the accompanying proxy are being mailed on or about April 27, 2000, to the holders of record of the Company's Common Stock, par value $.15 per share ("Common Stock"), as of April 14, 2000. The proxy may be revoked by a stockholder at any time prior to its use by giving written notice of such revocation to the Secretary of the Company or by voting in person at the meeting. The expense of this solicitation will be paid by the Company. Some of the directors, officers and regular employees of the Company may, without additional remuneration, solicit proxies personally and by telephone or mail. The Company has retained Morrow & Co., Inc. to assist in the solicitation at a cost of $5,000 to the Company, excluding the expenses and disbursements of that firm.

            The persons named in the accompanying proxy will vote as set forth under "Election of Directors" with respect to the election of directors. With respect to the other subjects referred to in this proxy statement, the persons named in the accompanying proxy will vote as stated in the proxy. If no specification as to the election of directors or the other subjects is made, shares represented by duly executed and unrevoked proxies in the enclosed form will be voted for the election as directors of the nominees listed herein, and, with respect to any other matter that may properly come before the meeting, in the discretion of the persons voting such proxies.

            Holders of Common Stock of record at the close of business on April 14, 2000 will be entitled to one vote per share held of record on all business of the meeting. On April 14, 2000, there were 18,233,608 shares of Common Stock outstanding. The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of Common Stock outstanding on the record date will constitute a quorum to conduct business at the meeting. Proxies submitted which are marked "abstain" or "withhold authority" will be deemed present at the meeting for purposes of determining the presence of a quorum to conduct business at the meeting.

            If a quorum is present, the election of directors will be decided by a plurality of the shares of Common Stock represented in person or by proxy at the meeting and entitled to vote thereon. Under Delaware law, the Company's Certificate of Incorporation and By-laws, shares represented by proxies as to which a stockholder abstains or withholds authority from voting on the election of directors, and shares as to which a broker indicates that it does not have discretionary authority to vote (referred to herein as non-votes by brokers) with respect to any or all nominee(s) for director, will not be deemed present for purposes of voting on the election of any or all such nominee(s) for director and therefore will have no impact on the vote on any or all such nominee(s).

            The approval of all other matters scheduled to be brought before the meeting will require the affirmative vote of a majority of the shares of Common Stock represented in person or by proxy at the meeting and entitled to vote thereon. Under Delaware law, the Company's Certificate of Incorporation and By-laws, shares represented by proxies which are marked "for", "against" or "abstain" with respect to these other matters will be counted for purposes of determining the vote required for approval of these other matters, and the total number of votes cast "for" each of these other matters will determine whether sufficient affirmative votes have been cast. An abstention from voting on these other matters will have the same legal effect as a vote against the matter. Shares represented by proxies which are marked "withhold authority" (including non-votes by brokers) will not be counted for purposes of determining whether these other matters have been approved and therefore will have no impact on the vote on any such matter.

                                   PROPOSAL I

                              ELECTION OF DIRECTORS

            Five directors are to be elected at the 2000 Annual Meeting of Stockholders to serve until the 2001 Annual Meeting of Stockholders and until their respective successors are elected and qualify. The persons named in the accompanying proxy intend to vote for the election of the nominees identified below unless authority to vote for one or more of such nominees is specifically withheld in the proxy.

            The Board of Directors is informed that all of the nominees are willing to serve as directors, but if any of them should decline to serve or become unavailable for election as a director at the meeting, an event which the Board of Directors does not anticipate, the persons named in the proxy will vote for such nominee or nominees as may be designated by the Board of Directors, unless the Board of Directors reduces the number of directors accordingly.

            The nominees for election to the Company's Board of Directors are:

            MR. WILLIAM P. MOFFITT. Mr. Moffitt, 53, is the President and Chief Executive Officer of the Company. He has held various offices since he joined the Company as Executive Vice President in July 1989. He has served as Chief Executive Officer of the Company since February 1993, as President since November 1991 and as a director since May 1990.

            J. ROBERT BUCHANAN, M.D. Dr. Buchanan, 72, has served as Chairman of the Company's Board of Directors since February 1999, and as a director since February 1995. From June 1994 to November 1996, he was Chairman and Chief Executive of World Care, a corporation established by Massachusetts General Hospital that specializes in the transmission of clinical images between healthcare facilities. He was General Director of Massachusetts General Hospital from June 1982 through June 1994. He currently is a director of Premier Practice Management, Inc. Dr. Buchanan serves on the Board of Trustees of the Aga Khan University, Karachi, Pakistan. He is a member of the Institute of Medicine of the National Academy of Medicine. Dr. Buchanan holds his M.D. from Cornell University Medical School.

            MR. STEPHEN D. CHUBB. Mr. Chubb, 56, has served as a director of the Company since February 1999. He is a founder of Matritech, Inc., a company engaged in the development and commercialization of cancer diagnostic products, and has been its Chairman since October 1993 and a director and its Chief Executive Officer since Matritech's founding in 1987. He currently serves as a director of Charles River Laboratories, as a trustee of Mt. Auburn Hospital, and as a director of several privately held companies. Mr. Chubb is a Certified Public Accountant.

            MR. LIONEL N. STERLING. Mr. Sterling, 62, has served as a director of the Company since May 1990. From July 1988 to 1992, he was Managing Partner of Whitehead/Sterling, an investment management firm, and since January 1987 he has been President of Equity Resources, Inc., a private investment company. He currently is a director of Specialty Chemical Resources, Inc. and several privately held companies. Mr. Sterling holds an M.B.A. in Finance from New York University.

            MS. ANNE M. VANLENT. Ms. VanLent, 51, has served as a director of the Company since July 1999. Since October 1997, Ms. VanLent has served as Vice President of Ventures and Licensing for Sarnoff Corporation, which is engaged in the discovery and development of innovative electronics-based technologies. Previously, Ms. VanLent served as President of AMV Associates, an emerging growth healthcare consulting firm from March 1994 through August 1997, and as Senior Vice President and Chief Financial Officer of The Liposome Company, Inc., a biotechnology company, from 1985 through 1993. She currently serves on the board of directors of Penwest Pharmaceuticals Co., a public company engaged in the research, development and commercialization of novel drug delivery systems, and she also serves as a director of several private emerging growth companies.

            All directors hold office until the next annual meeting of the Company's stockholders and until the election and qualification of their successors, or their earlier resignation or removal. Each director who is not also an employee of the Company (an "Outside Director") receives an annual retainer of $33,333, payable in quarterly installments of approximately $8,333 each, for serving on the Board of Directors. In recognition of the increased services and time commitment required of a director who also serves as Chairman of the Board of Directors, the Chairman of the Board of Directors receives an additional annual retainer of $10,000. In addition, Outside Directors are also awarded compensation in the form of restricted shares of Common Stock ("Restricted Shares") and options to purchase shares of Common Stock ("Options" and collectively with Restricted Shares, the "Awards") under the Company's Equity Incentive Plan (the "Incentive Plan"). Under the terms of the Incentive Plan, Outside Directors are automatically awarded, upon their election or re-election as Outside Directors, non-statutory Options to purchase that number of shares of Common Stock ("Shares") which results in an Options value of approximately $33,333 (using a commonly used valuation model and certain Company-specific assumptions), and a number of Restricted Shares which, when divided by the then fair market value (determined under the Incentive Plan) of a Share, have a fair market value of approximately $33,333. These Awards are pro rated for Outside Directors who are elected between annual stockholder meetings. The Options are exercisable and the Restricted Shares are fully vested the day that is the later of 30 days after the award date or the day immediately preceding the end of the fiscal quarter of the Company in which they are awarded. The Options expire after five years.

            Directors who are employees also may receive awards in their capacity as Company employees, as described elsewhere in this Proxy Statement.

RICHARD HODGSON

            On March 4, 2000, Richard Hodgson, a director of the Company since 1989, was killed in an automobile accident. Mr. Hodgson, in addition to his many other accomplishments in a business career that spanned over 60 years, was a co-founder of Intel Corporation and Fairchild Semiconductor, and at the time of his death had been providing valuable guidance to the Company, particularly in manufacturing and strategic issues facing the Company. Mr. Hodgson was a member of the Audit, Nominating and Executive Committees of the Board of Directors of the Company during 1999. It had been the intention of the Board of Directors to nominate Mr. Hodgson for re-election at the 2000 Annual Meeting of Stockholders. The Company's directors wish to express their sorrow over Mr. Hodgson's passing, and to acknowledge his innumerable contributions to the Company and Board of Directors. It is the intention of the Board to elect an Outside Director as soon as a suitable candidate is identified.

            The following table sets forth the number of restricted shares of Common Stock and the number of shares of Common Stock subject to options granted under the Incentive Plan to each of the Company's current Outside Directors during the year ended December 31, 1999, and the exercise price per share for such options.

                                                                                SHARES
                                         NUMBER OF               DOLLAR         SUBJECT TO    EXERCISE PRICE
NAME                                     RESTRICTED SHARES        VALUE          OPTIONS         PER SHARE
----                                     -----------------       ------          -------         ---------
J. Robert Buchanan(1)
(Chairman of the Board)............            3,603            $33,327.75        5,000           $9.78
                                                                                  5,475           $9.25

Stephen D. Chubb(2)................            3,603            $33,327.75       20,000           $9.78
                                                                                  5,475           $9.25

Lionel N. Sterling.................            3,603            $33,327.75        5,475           $9.25

Anne M. VanLent(3).................            3,091            $30,137.25        4,876           $9.75


            The Board of Directors held eleven regular meetings and two special meetings during 1999. Each of the incumbent directors attended at least 75% of the aggregate of all meetings of the Board and committees of which he was a member held during the period he served thereon.

            The standing committees of the Board of Directors are the Audit Committee, the Compensation Committee, the Nominating Committee and the Executive Committee.

            The Audit Committee, which met on four occasions during 1999, has responsibility for reviewing the Company's annual and quarterly financial results and financial position, the scope and results of independent accountant reviews and audits of the Company's financial statements, and the accounting standards and principles followed in preparing the Company's financial statements; evaluating the Company's system of internal accounting controls; recommending to the Board the appointment of the independent accountants; and reviewing the Company's financial reporting activities. The members of the Audit Committee during 1999, of which Mr. Sterling is the Chairman, were Messrs. Chubb, Hodgson and Sterling. Mr. Chubb was elected to the Audit Committee on March 3, 1999.

            The Compensation Committee, which met on ten occasions during 1999, has responsibility for (i) reviewing and making recommendations to the Board of Directors with respect to executive officer compensation, Company performance objectives applicable to long-term and annual incentive compensation programs, compensation for Outside Directors and employee compensation policies generally; and (ii) administering the Incentive Plan and the Company's 1985 Stock Option Plan. The members of the Compensation


-------------------

(1) Dr. Buchanan was elected Chairman of the Board of Directors on February 2, 1999, was granted an option upon his election as Chairman under the Company's prior compensation policy for Outside Directors, and was granted options and restricted shares upon his re-election to the Board of Directors on June 10, 1999 in accordance with the Company's current compensation policy for Outside Directors.

(2) Mr. Chubb was elected to the Board of Directors on February 2, 1999, was granted an option upon such election under the Company's prior compensation policy for Outside Directors, and was granted options and restricted shares upon re-election to the Board of Directors on June 10, 1999 in accordance with the Company's current compensation policy for Outside Directors.

(3) Ms. VanLent was first elected to the Board of Directors on July 14, 1999 and, accordingly, the options and restricted shares that were awarded to her under the Company's current compensation policy for Outside Directors were pro-rated.

Committee during 1999, of which Dr. Buchanan is the Chairman, are Dr. Buchanan and Messrs. Chubb and Sterling. Mr. Chubb was elected to the Compensation Committee on March 3, 1999.

            The Nominating Committee, which met on two occasions in 1999, has responsibility for reviewing and making recommendations to the Board regarding Board composition and structure and the nature and duties of Board committees; establishing criteria for membership on the Board and its committees; recommending to the Board qualified persons to be nominated for election or re-election as directors and officers of the Board, and for election as committee members and committee chairpersons; reviewing the Chief Executive Officer's nomination of corporate officers and making recommendations to the Board with respect to such persons; reviewing and making recommendations to the Board with respect to the executive management needs of the Company; and considering suggestions for Board membership submitted by stockholders in accordance with the notice provisions and procedures set forth in Section 12 of
Article II of the Company's By-laws, a copy of which may be obtained upon request of the Company at the address listed herein. The members of the Nominating Committee during 1999 were Dr. Buchanan and Mr. Hodgson.

            The Executive Committee has responsibility for ensuring the ability of the Board to deliberate on all matters, except certain major corporate events, during intervals between meetings of the Board. It did not meet during 1999. The members of the Executive Committee during 1999, of which Dr. Buchanan is the Chairman, were Dr. Buchanan, Messrs. Hodgson and Moffitt.

SECTION 16 (a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

            Section 16 of the Securities Exchange Act of 1934 (the "Exchange Act") requires directors and executive officers and persons, if any, owning more than ten percent of a class of the Company's equity securities ("10% Stockholders") to file with the Securities and Exchange Commission (the "SEC") initial reports of ownership and reports of changes in ownership of the Company's equity and equity derivative securities. Based solely upon a review of the copies of such reports furnished to the Company, or written representations from reporting persons, the Company believes that during 1999 all filing requirements applicable to its executive officers, directors and 10% Stockholders were met.

                                   PROPOSAL II

             RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

            Subject to stockholder ratification, the Board of Directors has appointed the firm of PricewaterhouseCoopers LLP as independent accountants to audit the Company's financial statements for 2000. If the stockholders do not ratify this appointment, the appointment will be reconsidered by the Board of Directors.

            PricewaterhouseCoopers LLP has audited the Company's financial statements since the inception of the Company. Services provided by PricewaterhouseCoopers LLP for the year ended December 31, 1999 included: audit of the Company's financial statements, review of the Company's filings with the Securities and Exchange Commission, and consultation on matters related to accounting, taxation, transfer pricing and financial reporting. Representatives of PricewaterhouseCoopers LLP are expected to be present at the 2000 Annual Meeting of Stockholders, at which they will have an opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

             THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS
                          VOTE "FOR" SUCH RATIFICATION



                                 OTHER BUSINESS

            The Board of Directors does not intend to present to the meeting any business other than the matters described in this proxy statement. If any other matter is presented to the meeting which under applicable proxy regulations need not be included in this proxy statement or of which the Board of Directors did not know a reasonable time before this solicitation would be presented, the persons named in the accompanying proxy will vote proxies with respect to such matter in accordance with their best judgment.

                          COMPENSATION COMMITTEE REPORT

Dear Stockholders:

            Responsibility for determining compensation of the Company's executive officers for services rendered during 1999 rested with the Company's Board of Directors, which in making its decisions relied in part upon the recommendations of the Compensation Committee. The Compensation Committee currently consists of three outside directors: Dr. Buchanan and Messrs. Chubb and Sterling. The Committee held ten meetings during 1999.

            In determining the compensation of the Company's executive officers, the Board has adopted a compensation strategy which seeks to attract and retain executives of high caliber who are capable of leading the Company in a complex, competitive and changing industry, by rewarding superior performance and emphasizing equity participation in order to align the interests of Company management with those of its stockholders. The principal components of the Company's executive officers' compensation are salary, annual incentive bonuses (cash and stock options and/or restricted stock) and a long-term incentive component (stock options and/or restricted stock). Salaries of the Company's executive officers are set at levels intended to be competitive with salaries for executives with comparable responsibilities at comparable companies. Stock option and restricted stock grants and cash bonuses are employed to enhance the competitiveness of compensation packages, to reward outstanding performance and to provide incentive for reaching further performance goals. From time to time, the Compensation Committee employs compensation consultants to assist it in designing the components of the Company's executive officer compensation packages and in determining the competitiveness of such packages.

            In 1997, the Board of Directors established an annual incentive program ("AIP"), pursuant to which stock option grants and cash bonuses for all of the Company's employees, including executive officers, are awarded based on achievement of certain objective and subjective targets, some of which relate to Company performance and others of which relate to the performance of the individual employee and/or the performance of functional units. The Company performance targets are selected by the Board of Directors, based on recommendations made by the Compensation Committee. Awards to the Company's Chief Executive Officer are based solely on achievement of the Company performance targets. Awards to the other executive officers are based on achievement of both Company and individual and functional unit performance targets. Individual and functional unit performance targets are set by the Company's Chief Executive Officer, who also evaluates performance against such targets. The performance of all executive officers against the applicable targets is reviewed with the Compensation Committee and the Board of Directors.

            In 1997, the Board of Directors also established a long-term incentive program ("LTIP"), pursuant to which stock options have been awarded to all of the Company's employees, including executive officers, at the beginning of each fiscal year, in order to tie a significant portion of the employees' long-term compensation to the continued growth of the Company and appreciation in the Company's Common Stock.

            Upon the recommendation of compensation consultants employed by the Compensation Committee, the AIP and LTIP were amended in 1999 to enable the Committee and the Board to make awards of restricted stock, in addition to stock options and cash. The Committee and the Board believe that awards of restricted stock offer different advantages than stock options, including providing recipients with a direct equity interest in the Company and a tangible, easily measurable value on their award date. This action necessitated several amendments to the Company's 1998 Stock Option Plan, including renaming it the "i-STAT Corporation Equity Incentive Plan," which amendments were approved at the Company's 1999 Annual Meeting of Stockholders. In addition, in the case of executive officers, the LTIP was further amended so that no awards would be made at the beginning of the Company's 2000 fiscal year unless certain Company, individual and unit performance targets were met during 1999.

            Objective and subjective performance targets selected by the Compensation Committee and approved by the Board of Directors under the AIP and LTIP for 1999 included gross profit, net income, earnings (loss) per share, total shareholder return (as measured against a peer group of companies), effective management of the Company's new strategic relationship with Abbott Laboratories, progress in the rate of market penetration of the Company's products, progress in new product development, expansion of the Company's senior management team, improvements in manufacturing operations and identification of new strategic initiatives. While the Committee was on the whole very satisfied with the performance of the executive officer group during 1999 against the subjective targets, the objective targets were not met. Accordingly, no awards were made to any executive officer under the AIP or LTIP in respect of 1999 performance. However, in recognition of performance against the subjective targets, as well as individual and functional unit performance, the Board authorized the payment of an aggregate of $50,000 in bonuses to the executive officer group (excluding the Chief Executive Officer).

            With respect to the compensation of William P. Moffitt, the Company's President and Chief Executive Officer, his 1999 base salary was set at $335,000, which represents no increase from his base salary in 1998. In setting his 1999 salary, the Committee determined that Mr. Moffitt's salary was competitive with salaries for officers at Mr. Moffitt's level at comparable companies, and the Board concurred with this determination.

            As discussed in last year's proxy statement, in early 1999, based in part upon the recommendations of compensation consultants, the Compensation Committee and the Board of Directors took several steps to improve the competitiveness of the Company's equity compensation package, to align the interests of the Company's employees with the new strategic direction of the Company represented by the alliance with Abbott Laboratories entered into in late 1998, and to recognize the contributions of certain employees to the successful conclusion of this alliance. Included among these steps was the award to Mr. Moffitt, under the Equity Incentive Plan, of 250,000 restricted shares of Common Stock. Of these, 200,000 shares are subject to forfeiture if, prior to February 2002, Mr. Moffitt ceases to be employed by the Company (except in certain limited circumstances). In addition, subject to certain exceptions, Mr. Moffitt will be made whole by the Company for income taxes payable by him resulting from this award. The principal terms and conditions of this award are described elsewhere in this Proxy Statement. At the time of this award, the market price of the Company's Common Stock was approximately $8.88 per share.

            Under Section 162(m) of the Internal Revenue Code of 1986, as amended, and regulations thereunder, no federal income tax deduction by a publicly-held company is allowed for certain types of compensation paid to certain highly compensated employees to the extent that the amount of such compensation for a taxable year for any such individual exceeds $1 million.
Section 162(m) excludes "performance based" compensation from its deductibility limits. The compensation realized upon the exercise of stock options is considered "performance based" if, among other requirements, the plan pursuant to which the options are granted has been approved by the Company's stockholders and has a limit on the total number of shares that may be covered by options issuable to any plan participant in any twelve-month period. Stock options currently held by Company employees, including executive officers, were granted under both the Company's 1985 Stock Option Plan, which does not comply with such requirements, and the Company's Equity Incentive Plan, which does. The limitations of Section 162(m) affected the deductibility of Mr. Moffitt's compensation in 1999 because of the restricted stock award described previously. However, such limitations did not affect the deductibility of compensation paid by the Company to other employees in 1999. While the Company does not expect the
Section 162(m) limitations to affect the deductibility of any employee's compensation during 2000, if there is a substantial increase in the market price of the Common Stock, such expectations could be impacted by the exercise by certain executive officers of a substantial number of their currently outstanding stock options.

            The Compensation Committee believes that while tax deductibility is an important factor, it is not the sole factor to be considered in setting executive compensation policy. This is especially true while the Company remains in the development stage and continues to generate operating losses, or has net operating losses available to be applied against its taxable income. Nevertheless, the Committee intends to continue to evaluate the Company's compensation programs in light of the Section 162(m) requirements.





                       THE COMPENSATION COMMITTEE


J. Robert Buchanan, M.D.            Stephen D. Chubb         Lionel N. Sterling
(Chairman of the Board of
Directors; Committee Chair)

                             EXECUTIVE COMPENSATION

            The following tables show for the periods indicated the compensation paid to, or accrued for the benefit of, the Company's Chief Executive Officer and each other executive officer of the Company whose aggregate remuneration exceeded $100,000 for services rendered to the Company during the year ended December 31, 1999 (collectively, the "Named Executive Officers").


                           SUMMARY COMPENSATION TABLE

                                                                                            LONG TERM
                                                    ANNUAL COMPENSATION                  COMPENSATION AWARDS 1/
                                       -----------------------------------------     -----------------------------
                                                                         OTHER
                                                                         ANNUAL        RESTRICTED       SECURITIES
                                                 SALARY      BONUS       COMPEN-       STOCK            UNDERLYING     ALL OTHER
NAME AND PRINCIPAL POSITION             YEAR      ($)         ($)        SATION ($)    AWARDS($)        OPTIONS (#)   COMPENSATION
---------------------------             ----    -------     ---------   ----------    ---------        -----------    -----------
William P. Moffitt, President and       1999    $335,000        --            --       $2,218,750 9/     44,143 2/     $    319 4/
Chief Executive Officer                                                                                                $  9,375 6/
                                        1998    $335,000    $47,285 3/        --           --            47,820 2/     $    432 4/
                                                                                                        200,000 8/     $  9,862 6/
                                        1997    $335,000    $52,260 3/        --           --            42,420 2/     $    432 4/

Imants R. Lauks, Executive Vice         1999    $250,000        --            --           --            34,938 2/     $    198 4/
President and Chief Technology                                                                                         $322,772 7/
Officer 5/
                                        1998    $250,000    $12,171 3/        --           --            37,770 2/     $    261 4/
                                                                                                                       $875,631 7/
                                        1997    $250,000    $39,000 3/        --           --            36,720 2/     $    261 4/
                                                                                                                       $244,150 7/

Roger J. Mason, Vice President of       1999    $235,000    $10,000 3/        --       $177,500 9/       19,410 2/     $    319 4/
Finance, Chief Financial Officer and                                                                     44,000 9/
Treasurer                               1998    $235,000    $27,642 3/        --           --            22,400 2/     $    261 4/
                                        1997    $235,000    $33,605 3/        --           --            21,440 2/     $    261 4/

Michael Zelin, Senior Vice President,   1999    $196,333    $25,000 3/        --       $177,500 9/       21,292 2/     $     90 4/
Research and Development                                                                                 36,000 9/
                                                                                                        100,000 10/
                                        1998    $178,000    $25,125 3/        --           --            21,670 2/     $     99 4/
                                        1997    $178,000    $24,297 3/        --           --            20,920 2/     $     99 4/

Noah J. Kroloff, Vice President,        1999    $157,917    $15,000 3/        --       $177,500 9/       12,775 2/     $     90 4/
International Sales and Marketing and                                                                    33,000 9/
Corporate Development                   1998    $147,500    $20,820 3/        --           --            12,555 2/     $     99 4/
                                        1997    $147,500    $18,225 3/        --           --            11,930 2/     $     99 4/

1/ The Company did not award any stock appreciation rights to the Named Executive Officers or make any long-term incentive plan payouts in 1999.

2/ Represents shares of Common Stock issuable upon exercise of stock options awarded pursuant to the Company's Annual Incentive Program, Long-Term Incentive Program or in lieu of a salary increase.

3/ Represents cash bonus awarded in respect of the year noted but not actually received or granted until the subsequent year.

4/    Represents amounts paid by the Company for life insurance premiums.

5/ Mr. Lauks resigned his employment with the Company and became a consultant to the Company as of September 1, 1999.

6/    Represents payment for leased automobile.

7/ Represents amounts paid by the Company under an expatriate program maintained by the Company for certain employees located outside of the U.S. during any portion of the year. The expatriate program provides assistance for, among other things, foreign taxes, housing, cost of living adjustments and periodic trips home for family members.

8/ Represents shares of Common Stock issuable upon exercise of stock options awarded pursuant to employment contract.

9/ Represents shares of Common Stock issuable upon exercise of stock options awarded as a special incentive to Executive Officers.

10/ Represents shares of Common Stock issuable upon exercise of stock option awarded in recognition of performance and election to the office of Senior Vice President.

                   TABLE OF OPTION GRANTS IN LAST FISCAL YEAR

                                                                                    POTENTIAL REALIZABLE VALUE AT
                                                                                    ASSUMED RATES OF STOCK PRICE
                                              INDIVIDUAL GRANTS                    APPRECIATION FOR OPTION TERM 1/
                        --------------------------------------------------------   --------------------------------
                                     % OF TOTAL
                         OPTIONS     OPTIONS GRANTED   EXERCISE OR
                         GRANTED 2/  TO EMPLOYEES IN   BASE PRICE     EXPIRATION
NAME                       (#)       FISCAL YEAR       ($/SH)         DATE                5% ($)          10% ($)
----                    ----------   -----------       ------------   ----------          ------          -------
William P. Moffitt       22,500 (3)     2.10%          $ 9.780        2/2/09           $  358,461       $  570,810
                         21,643 (4)     2.02%          $ 9.780        2/2/09           $  344,808       $  549,068

Imants R. Lauks          18,000 (3)     1.68%          $ 9.780        2/2/09           $  286,769       $  456,648
                         16,938 (4)     1.58%          $ 9.780        2/2/09           $  269,850       $  429,706

Roger J. Mason           10,000 (3)     0.93%          $ 9.780        2/2/09           $  159,316       $  253,693
                          9,410 (4)     0.88%          $ 9.780        2/2/09           $  149,917       $  238,725
                         44,000 (5)     4.11%          $ 8.875        2/5/09           $  636,125       $1,012,957

Michael Zelin            10,000 (3)     0.93 %         $ 9.780        2/2/09           $  159,316       $  253,693
                         11,292 (4)     1.06 %         $ 9.780        2/2/09           $  179,900       $  286,470
                         36,000 (5)     3.36 %         $ 8.875        2/5/09           $  520,466       $  828,783
                        100,000 (6)     9.35 %         $ 9.780        2/2/09           $1,593,162       $2,536,932


Noah J. Kroloff           6,000 (3)     0.56%          $ 9.780        2/2/09           $   95,590       $  152,216
                          6,775 (4)     0.63%          $ 9.780        2/2/09           $  107,937       $  171,877
                         33,000 (5)     3.08%          $ 8.875        2/5/09           $  477,093       $  759,718


-------------------

1/ The dollar amounts under these columns are the result of calculations at the 5% and 10% rates set by the Securities and Exchange Commission and therefore are not intended to forecast possible future appreciation, if any, of the stock price of the Company. If the Company's stock price were in fact to appreciate at the assumed 5% or 10% annual rate for the ten year term of these options, a $1,000 investment in the Common Stock of the Company would be worth $1,629 and $2,594, respectively, at the end of the term.

2/ All options were granted under the Company's 1985 Stock Option Plan (the "1985 Plan") or the Incentive Plan. The exercise prices were based on the fair market value (as determined in accordance with the 1985 Plan or the Incentive Plan, as the case may be) of the shares of Common Stock at the time the options were granted. Payment of the exercise price may be in cash or by any other lawful means authorized by the Board of Directors. Generally, options terminate ten years after the date of grant or within three months following termination of the optionee's employment, whichever occurs earlier.

3/ Represents stock options awarded pursuant to the Company's Long-Term Incentive Program. Such stock option awards are exercisable seven years from the date of grant and such exercisability may be accelerated if certain Company performance goals are met.

4/ Such stock options were awarded in February 1999 pursuant to the Company's Annual Incentive Program to recognize and reward performance in 1998. Such stock option awards are exercisable over a three year period (50% after the first anniversary of the date of grant and an additional 25% after each of the second and third anniversaries of the date of grant).

5/ Represents shares of Common Stock issuable upon exercise of stock options awarded as a special incentive to Executive Officers. Such stock option awards are exercisable over a three year period (33% after the first anniversary of the date of grant and an additional 33% after each of the second and third anniversaries of the date of grant).

6/ Represents shares of Common Stock issuable upon exercise of stock options awarded in recognition of performance and election to the Office of Senior Vice President.

                           OPTION YEAR-END VALUE TABLE
                       (1999 Fiscal Year-End Option Value)


                       Shares          Value             Number of Securities                Value of Unexercised
                       Acquired on     Realized          Underlying Unexercised              In-the-Money Options at
Name                   Exercise        ($)               Options at Fiscal Year-End          Fiscal Year-End ($) 1/
----                   --------        ------------      --------------------------          --------------------
                                                         Exercisable       Unexercisable     Exercisable       Unexercisable
William P. Moffitt                                        252,214            304,615          $ 623,737          $ 255,815
Imants R. Lauks        30,705          $ 92,115 2/        222,806             25,400          $ 621,801          $  62,235
Roger J. Mason                                             49,439            117,036          $   7,911          $ 360,501
Michael Zelin                                              62,205            183,876          $  70,787          $ 795,154
Noah J. Kroloff                                            76,586             61,669          $  11,882          $ 245,923


-------------------------

1/ The dollar values have been calculated by determining the difference between the closing price of the securities underlying the options at fiscal year end and the exercise price of the options. The closing price of the Company's Common Stock on December 31, 1999 was $14.50.


2/ This dollar value has been calculated by determining the difference between the closing price of the securities underlying the options on each date of exercise of such options and the exercise price of the options.

            The Company does not have a defined benefit or actuarial pension plan. During 1999, the Company did not have a "long-term incentive plan", and the Company did not make any "long-term incentive awards", as such terms are defined in Item 402 of Regulation S-K. During 1999, none of the Named Executive Officers, except Dr. Lauks, exercised any stock options.

PERFORMANCE GRAPH

            The following is a line graph comparison of the Company's yearly percentage change in cumulative total stockholder return for the fiscal year ended December 31, 1999, assuming an investment of $100 on January 1, 1995 and dividend reinvestment, with that of the NASDAQ Index and the Company's Index of Comparable Companies.

                   i-STAT CORPORATION STOCK PRICE PERFORMANCE




                              [LINE GRAPH OMITTED]
















----------------

* See Appendix A for the identity of the issuers in the peer group used by the Company for this comparison. These issuers are the companies appearing under the Standard Industrial Classification Code 3845 for electromedical and electrotherapeutic apparatus.

EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL
ARRANGEMENTS

            In January 1998, the Company entered into a five-year employment agreement (the "Employment Agreement") with Mr. Moffitt pursuant to which the Company is obligated to pay Mr. Moffitt an annual salary of $335,000 or such greater amount as the Company's Board of Directors may approve from time to time ("Base Salary"). If the Company's Annual Incentive Plan ("AIP") remains in place, the Company is also required to pay Mr. Moffitt an annual bonus for each fiscal year, consisting of between 7.5% to 25% of the Base Salary in cash, and stock options to purchase between 11,500 and 34,500 shares of Common Stock, assuming that the performance criteria set by the Board under the AIP with respect to such year are met or exceeded. Upon termination of Mr. Moffitt's employment in certain circumstances, including Mr. Moffitt's resignation following a Change in Control of the Company (as defined in the Employment Agreement), the Company also is obligated to pay Mr. Moffitt a lump sum payment of up to twice his Base Salary plus a cash bonus equal to 15% of his Base Salary, and in such circumstances, the Company also is obligated to continue certain of Mr. Moffitt's employment benefits for a period of time after termination of his employment. The agreement also provides for reimbursement to Mr. Moffitt for any excise tax imposed by Section 4999 of the Code on any portion of his compensation or benefits payable under the Employment Agreement in connection with a Change in Control and any such excise tax and any other taxes imposed by the Internal Revenue Code or under state law on the reimbursement for any such excise taxes. Under the Agreement, Mr. Moffitt also was awarded an option under the Company's 1985 Stock Option Plan (the "1985 Plan") to purchase up to 200,000 shares of Common Stock. Such option is not exercisable prior to January 2003, at which time it becomes fully exercisable, except that, in certain circumstances involving the cessation of Mr. Moffitt's employment with the Company, in addition to the early exercisability provisions in the 1985 Plan described below, such option may be exercised with respect to the greater of (i) 100,000 shares of Common Stock or (ii) that number of shares of Common Stock which bears the same proportion to 200,000 shares of Common Stock as the number of days elapsed since the date of the Agreement bears to its term.

            In February 1999, the Company entered into a stock award agreement (the "Stock Award Agreement") with Mr. Moffitt under which he was awarded 250,000 shares of Common Stock under the Incentive Plan (the "Restricted Shares"). Of the Restricted Shares, 50,000 shares immediately vested. The remaining shares (the "Unvested Shares") will vest at the end of three years, subject to accelerated vesting or forfeiture as described below. The Unvested Shares will vest immediately upon (a) the termination by the Company of Mr. Moffitt's employment without Cause (as defined), (b) the occurrence of a Change in Control of the Company (as defined under the Employment Agreement) or (c) the voluntary resignation of Mr. Moffitt due to a Diminution of Responsibility (as defined). The greater of (a) 100,000 Unvested Shares, and (b) a pro-rata portion of the Unvested Shares (based on the number of days worked between the date of the Stock Award Agreement and the end of its term) will vest upon Mr. Moffitt's death or the termination by the Company of Mr. Moffitt's employment due to his Permanent Disability (as defined) prior to the end of the three-year term of the Stock Award Agreement. The Unvested Shares are subject to immediate forfeiture upon Mr. Moffitt's voluntary resignation or the termination by the Company of Mr. Moffitt's employment for Cause. The Company has agreed to loan (the "Loan") to Mr. Moffitt, from time to time, an amount equal to the federal, state and local income taxes payable by Mr. Moffitt in connection with the award of the Restricted Shares. The Loan bears interest annually at the minimum applicable federal rate and is required to be repaid over a three-year period. The aggregate principal amount of the Loan as of April 13, 2000 was $972,786. One-third of the Loan will be forgiven by the Company on each anniversary of the Loan so long as Mr. Moffitt remains employed by the Company. The forgiveness of the Loan is subject to acceleration under the same circumstances that the vesting of the Unvested Shares will be accelerated (except that the Loan will be forgiven upon the termination of Mr. Moffitt's employment due to death or Permanent Disability). The Loan is payable by Mr. Moffitt prior to maturity within 180 days after his voluntary resignation from the Company or the termination of his employment by the Company for Cause. The Company also has agreed to make additional payments to Mr. Moffitt to the extent he incurs any additional federal, state or local income taxes in connection with the forgiveness of the Loan or to the extent he faces any other tax liability as a result of the award of the Restricted Shares. Mr. Moffitt is required to pay to the Company any after-tax profits realized in connection with his exercise of certain designated stock options and the sale of the Common Stock underlying such options, up to the total amount of the Loan, whether or not forgiven.

            In July 1996, Mr. Mason entered into an agreement with the Company pursuant to which, upon Mr. Mason's termination by the Company for any reason other than due cause (as defined in the agreement), the Company is obligated to pay Mr. Mason's salary and continue to make health and dental benefits contributions for a term of up to nine months if Mr. Mason has not found employment or commenced self-employment prior to then. Any such continuing salary payments shall be reduced to the extent Mr. Mason receives, during the nine-month period, any payments under the Company's disability insurance coverage.

            In April 1994, Mr. Kroloff entered into an agreement with the Company pursuant to which, upon termination of Mr. Kroloff's employment by the Company for any reason other than gross misconduct or cause, the Company is obligated to continue to pay Mr. Kroloff's salary for four months, with such compensation continuing for up to a total of eight months if Mr. Kroloff has not found employment or commenced self-employment prior to the expiration of the first four months.

            In September 1999, the Company entered into an eighteen month consulting agreement with Dr. Imants Lauks pursuant to which Dr. Lauks agreed to provide certain consulting services to the Company in exchange for $412,500, payable over the full eighteen month period. Until September 1, 1999, Dr. Lauks served as the Company's Executive Vice President and Chief Technology Officer. Under the terms of the agreement, so long as Dr. Lauks continues to provide consulting services to the Company, the Company will reimburse Dr. Lauks, subject to certain limitations, for income taxes paid in Canada by Dr. Lauks in respect of (i) any compensation paid to Dr. Lauks under the agreement, (ii) the exercise of stock options during the term of the agreement and (iii) the sale of shares of Common Stock issued upon such exercise during the term of the agreement.

            Pursuant to the 1985 Plan and the Incentive Plan, all awards immediately become exercisable in full, in the case of options, or fully vested and no longer subject to any forfeiture (unless otherwise provided in the applicable award agreement) in the case of restricted shares, (i) upon any merger or consolidation of the Company if the stockholders of the Company immediately before such merger or consolidation do not own, directly or indirectly, immediately following such merger or consolidation, more than 50% of the combined voting power of the resulting outstanding voting securities in substantially the same proportion as their pre-merger or pre-consolidation ownership; (ii) upon the transfer of all or substantially all of the business and/or assets of the Company, or assets representing over 50% of the Company's operating revenue of the Company; or (iii) if any person who was not, on April 21, 1995, a controlling person (as defined in Rule 405 under the Securities Act of 1933, as amended) ("Controlling Person") becomes either (x) the beneficial owner of over 50% of the Company's outstanding Common Stock or the combined voting power of the Company's then outstanding voting securities entitled to vote generally or (y) a Controlling Person.

                             PRINCIPAL STOCKHOLDERS

            The following table sets forth certain information with respect to beneficial ownership of the Company's voting stock as of April 14, 2000, by each of the Named Executive Officers, all current directors, and all current directors and Named Executive Officers as a group, and each person known by the Company to be the beneficial owner of more than five percent of the Company's voting stock, except as qualified by the information set forth in the notes to this table:

                                                                             SHARES
                                                                          BENEFICIALLY        PERCENTAGE
NAME                                                                        OWNED (1)          OWNED (2)
                                                                            ---------             ----
Abbott Laboratories                                                         2,000,000             11.0%
100 Abbott Park Road
Abbott Park, IL 60064

Stephen Feinberg (3)                                                        1,738,702              9.5%
Cerberus Partners, L.P.
450 Park Avenue
New York, NY 10022

FMR Corp. (4)                                                               1,635,700              9.0%
82 Devonshire Street
Boston, MA 02109

J. Robert Buchanan (5)                                                         26,328                *

Stephen D. Chubb (6)                                                           21,078                *

Imants R. Lauks (7)                                                            94,627                *

Roger J. Mason (8)                                                             93,328                *

William P. Moffitt (9)                                                        547,549              3.0%

Lionel N. Sterling (10)                                                       132,321                *

Noah J. Kroloff (11)                                                          113,230                *

Michael Zelin (12)                                                            160,447                *

Anne M. VanLent (13)                                                            7,967                *

All current directors and Named Executive Officers as a group (9            1,196,875              6.6%
persons) (14)


-----------------

*  Less than one percent.

(1) Beneficial ownership is determined in accordance with rules of the Securities and Exchange Commission and includes shares over which the indicated beneficial owner exercises voting and/or investment power. Shares of Common Stock subject to options currently exercisable or exercisable within 60 days, by June 13, 2000, are deemed outstanding for purposes of computing the percentage ownership of the person holding such securities but not deemed outstanding for purposes of computing the percentage ownership of any other person. Except as indicated, and subject to community property laws where applicable, the persons named in the table above have sole voting and investment power with respect to all shares of voting stock shown as beneficially owned by them.

(2) The "Percentage Owned" calculations are based on the outstanding shares of Common Stock as of April 14, 2000.

(3) Pursuant to Schedule 13D and Form 3 filed by Stephen Feinberg, dated March 16, 2000, Mr. Feinberg names himself as beneficial owner of 1,738,702 shares of Common Stock. The Company believes that these, plus an additional 400,000 shares of Common Stock, are being held by or for Cerberus Partners, L.P. ("Cerberus") and other investment funds affiliated with Cerberus or Mr. Feinberg.

(4) Pursuant to Schedule 13G/A of FMR Corp., dated February 14, 2000, securities reported as being beneficially owned by FMR Corp. consist of 1,635,700 shares beneficially owned by its subsidiary, Fidelity Management & Research Company ("Fidelity"), as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. Edward C. Johnson, 3d, Chairman of FMR Corp., FMR Corp., through its control of Fidelity, and the Fidelity funds, each has sole investment power but the funds' Boards of Trustees have sole voting power over such shares. The ownership of one investment company, Fa Value Strategies Fund, consists of 866,500 shares or 5.52% of the Common Stock outstanding.

(5) Consists of 3,603 shares held by Dr. Buchanan and 22,725 shares which Dr. Buchanan has the right to acquire upon the exercise of options under the 1985 and Incentive Plans. Does not include 4,750 shares which Dr. Buchanan has the right to acquire upon the exercise of options under the 1985 and Incentive Plans which are not exercisable within 60 days.

(6) Consists of 5,603 shares held by Mr. Chubb and 15,475 shares which Mr. Chubb has the right to acquire upon the exercise of stock options under the 1985 and Incentive Plans. Does not include 10,000 shares which Mr. Chubb has the right to acquire upon the exercise of options under the Incentive Plan which are not exercisable within 60 days.

(7) Consists of 18,628 shares held by Dr. Lauks and 75,999 shares which Dr. Lauks has the right to acquire upon the exercise of options under the 1985 and Incentive Plans. Does not include 9,176 shares which Dr. Lauks has the right to acquire upon the exercise of options under the 1985 and Incentive Plans which are not exercisable within 60 days.

(8) Consists of 20,000 shares held by Mr. Mason and 73,328 shares which Mr. Mason has the right to acquire upon the exercise of options under the 1985 and Incentive Plans. Does not include 93,147 shares which Mr. Mason has the right to acquire upon the exercise of options under the 1985 and Incentive Plans which are not exercisable within 60 days.

(9) Consists of 275,371 shares held by Mr. Moffitt and 272,178 shares which Mr. Moffitt has the right to acquire upon the exercise of options under the 1985 and Incentive Plans. Does not include 284,651 shares which Mr. Moffitt has the right to acquire upon the exercise of options under the 1985 and Incentive Plans which are not exercisable within 60 days.

(10) Consists of 3,603 shares held by Mr. Sterling, 108,493 total shares that Mr. Sterling has the right to acquire on an equal one-third basis from each of John Whitehead, Peter Whitehead and Susan Whitehead, and 20,225 shares which Mr. Sterling has the right to acquire upon the exercise of options under the 1985 and Incentive Plans. Does not include 2,250 shares which Mr. Sterling has the right to acquire upon the exercise of options under the 1985 and Incentive Plans which are not exercisable within 60 days.

(11) Consists of 20,000 shares held by Mr. Kroloff and 93,230 shares which Mr. Kroloff has the right to acquire upon the exercise of options under the 1985 and Incentive Plans. Does not include 45,025 shares which Mr. Kroloff has the right to acquire upon the exercise of options under the 1985 and Incentive Plans which are not exercisable within 60 days.

(12) Consists of 48,929 shares held by Mr. Zelin and 111,518 shares which Mr. Zelin has the right to acquire upon the exercise of options under the 1985 and Incentive Plans. Does not include 137,563 shares which Mr. Zelin has the right to acquire upon the exercise of options under the 1985 and Incentive Plans which are not exercisable within 60 days.

(13) Consists of 3,091 shares held by Ms. VanLent and 4,876 shares which Ms. VanLent has the right to acquire upon the exercise of options under the Incentive Plan.

(14) Includes 689,554 shares which such officers and directors have the right to acquire upon the exercise of options under the 1985 and Incentive Plans. Does not include 586,562 shares which such officers and directors have the right to acquire upon the exercise of options under the 1985 and Incentive Plans which are not exercisable within 60 days.

                              CERTAIN TRANSACTIONS

ABBOTT LABORATORIES

            On September 2, 1998, the Company and Abbott Laboratories ("Abbott") entered into agreements (the "Alliance Agreements") providing for a long-term sales, marketing and research alliance. The Alliance Agreements comprise a Distribution Agreement, a Research Agreement, a Stock Purchase Agreement, a Standstill Agreement and a
Registration Rights Agreement.

            Under the Distribution Agreement, Abbott has become, subject to the existing rights of the Company's other international distributors, the exclusive worldwide distributor of the Company's hand-held blood analyzer products (including cartridges) and any new products the Company may develop for use in the professionally attended human healthcare delivery market. Abbott has assumed the Company's current product sales to U.S. customers (the "Base Business") at no profit to Abbott, and the Company and Abbott will share in the incremental profits derived from product sales beyond the Base Business. Abbott is obligated to prepay to the Company a total of $25,000,000 during the first three years of the Distribution Agreement, as guaranteed future incremental product sales. Such prepayments must be repaid by the Company to Abbott as a credit against actual incremental product sales. Prepayments to date of $5,000,000, $4,000,000 and $10,800,000 were received in September 1998, January 1999 and January 2000, respectively. Sales under the Distribution Agreement commenced in the United States on November 1, 1998 and a subsequent international rollout commenced in various countries during the second half of 1999. As a result of the Distribution Agreement, the majority of the Company's revenues are now derived from Abbott.

            The Distribution Agreement expires on December 31, 2003, subject to automatic extensions for additional one-year periods unless either party provides the other with at least 12 months prior written notice, except that the Company may terminate the Distribution Agreement after December 31, 2001 if Abbott fails to achieve a three-year milestone minimum growth rate in sales of the Company's products covered by the Distribution Agreement. If the Distribution Agreement is terminated, other than (i) by the Company for cause or for Abbott's failure to achieve the minimum growth rate; or (ii) by Abbott if Abbott delivers the requisite notice terminating the Distribution Agreement after the initial term, then the Company will be obligated to pay to Abbott a one-time termination fee calculated to compensate Abbott for a portion of its costs in undertaking the distribution relationship, and residual payments for five years following termination based on a percentage of Abbott's net sales of the Company's products during the final twelve months of the Distribution Agreement. In the event that such termination occurs within the first three years of the Distribution Agreement, the Company also must refund to Abbott any prepayments made and not yet credited to Abbott at the time of such termination.

            Under the terms of the Research Agreement, the Company will conduct research and will develop products primarily to be commercialized by Abbott. Such research and development will be funded by Abbott and Abbott will have exclusive worldwide commercialization rights to the products developed under the Research Agreement, subject to certain limitations. The parties have identified two initial projects to pursue under the Research Agreement, including the research and development of tests useful in the diagnosis and treatment of myocardial infarction and coronary artery disease. The Company and Abbott will jointly own the intellectual property which is developed during the course of work performed under the Research Agreement. The Research Agreement terminates upon expiration or termination of the Distribution Agreement, unless earlier terminated as provided therein. Upon such expiration or earlier termination, both the Company and Abbott will be permitted to distribute the products developed under the Research Agreement in the territory covered by the Distribution Agreement.

            Under the Stock Purchase Agreement, Abbott purchased 2,000,000 shares (the "Purchased Shares") of the Company's Common Stock, at a price of $11.35 per share, resulting in net proceeds of $20,641,000. The Purchased Shares represent approximately 11.5% of the outstanding voting securities of the Company. The Stock Purchase Agreement, together with the Registration Rights Agreement, contains certain terms and conditions pertaining to the voting and transfer of the Purchased Shares.

            The Standstill Agreement provides for limitations on Abbott's ability to purchase the Company's Common Stock or to propose any merger or business combination with the Company or purchase of a material portion of the Company's assets.

            The foregoing description of the Alliance Agreements is qualified in its entirety by reference to the actual text of such agreements, copies of which were filed with the Securities and Exchange Commission as exhibits to the Company's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1998.

HEWLETT-PACKARD COMPANY

            On June 23, 1995, the Company and Hewlett-Packard Company ("HP") entered into a Stock Purchase Agreement (the "Stock Purchase Agreement") whereby HP purchased 2,138,702 shares of Series B Preferred Stock at a price of $28.50 per share, for a total purchase price of $60,953,007. At the closing of the Stock Purchase Agreement, the Company and HP also entered into a Registration Rights Agreement (the "Registration Rights Agreement"), License Agreement (the "License Agreement") and a Distribution Agreement (the "Distribution Agreement"). The Distribution Agreement was terminated in November 1999.

            In October, 1999, HP assigned the License Agreement, the Stock Purchase Agreement and the Registration Rights Agreement, and transferred all of its Series B Preferred Stock to Agilent Technologies, Inc., then a wholly-owned subsidiary of HP ("Agilent"). On March 16, 2000, Agilent converted its holding of 2,138,702 shares of Series B Preferred Stock into 2,138,702 shares of Common Stock, and sold such shares of Common Stock to Cerberus Partners, L.P.

            Under the License Agreement, Agilent has a perpetual, worldwide license under certain of the Company's intellectual property to develop and distribute a blood analyzer (an "Integrated Analyzer") that can be integrated with a patient monitor, ventilator or anesthesia gas machine. Agilent has no license to use or sell Integrated Analyzers outside the field of professionally attended human healthcare institutions. The license does not include the right to make, use or sell the Company's cartridges and is subject to the payment of royalties. In addition, if the Company grants to any third party a license to make and distribute Integrated Analyzers on royalty terms more favorable to the third party than under the License Agreement, then Agilent's royalty obligations generally will be adjusted to such third party's rates. The Integrated Analyzer was commercially introduced by HP/Agilent in May 1997, and the Company has been paid royalties aggregating $535,673 since that time. The License Agreement is scheduled to expire generally at the time of expiration of the Company's last-to-expire patent covering the licensed technology.

LOANS TO MR. MOFFITT

            In connection with a restricted stock award made to William P. Moffitt, the Company's President and Chief Executive Officer, in 1999, the Company has agreed to loan Mr. Moffitt such amounts as he may require to cover taxes payable in respect of such award. These loan arrangements are described more fully elsewhere in this Proxy Statement under the section entitled "Employment Contracts, Termination of Employment and Change-In-Control Arrangements."

                             STOCKHOLDER INFORMATION

            ANY PERSON FROM WHOM PROXIES FOR THE MEETING ARE SOLICITED MAY OBTAIN, IF NOT ALREADY RECEIVED, FROM THE COMPANY, WITHOUT CHARGE, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 1999, BY WRITTEN REQUEST ADDRESSED TO I-STAT CORPORATION, 104 WINDSOR CENTER DRIVE, EAST WINDSOR, NEW JERSEY 08520, ATTENTION: INVESTOR RELATIONS DEPARTMENT. THE ANNUAL REPORT ON FORM 10-K IS NOT SOLICITING MATERIAL AND IS NOT INCORPORATED IN THIS DOCUMENT BY REFERENCE.

                          FUTURE STOCKHOLDER PROPOSALS

            The Company must receive at its principal office before December 28, 2000, any proposal which a stockholder wishes to submit for the 2001 Annual Meeting of Stockholders, if the proposal is to be considered by the Board of Directors for inclusion in the proxy materials for that meeting.

                                          Esteban A. Ferrer
                                          Secretary

April 27, 2000

                                   APPENDIX A

                     IDENTITY OF ISSUERS USED IN PEER GROUP

Acuson Corp.                      Endocare Inc.                    Premier Laser Systems CLA.
American Dental Tech. Inc.        Endosonics Corp.                 Protocol Systems Inc.
Applied Biometrics Inc.           Escalon Medical Corp.            Q-Med Inc.
Aradigm Corporation               Everest Medical Corp.            Rehabilicare Inc.
Arrhythmia Research Tech          Fonar Corp.                      Rockwell Medical Technologies
Arthrocare Corp.                  Healthtronics, Inc.              Saint Jude Medical Inc.
Bio-Logic Systems Corp.           Healthwatch Inc.                 Somanetics Corp.
Cambridge Heart Inc.              Henley Healthcare Inc.           Spacelabs Medical Inc.
Candela Corp.                     HIE Inc.                         Spectranetics Corp.
Cardiac Pathways Corp.            Imatron Inc.                     Spectrx Inc.
Cardiodynamics Intl. Corp.        Instrumentarium Corp.            Surgical Laser Technologies
Cholestech Corporation            Invivo Corporation               TLC Laser Center Inc.
CNS Inc.                          Iridex Corp.                     Trimedyne Inc.
Colorado Medtech Inc.             Laserscope                       Urologix Inc.
Computer Motion Inc.              Lectec Corp.                     Uroquest Medical Corp.
Conmed Corp.                      Lunar Corp.                      Valley Forge Scientific
Criticare Systems Inc.            Luxtec Corp.                     Vasomedical Inc.
Datascope Corp.                   Medstone International Inc.      Vista Medical Tech. Inc.
Diametrics Medical Inc.           Medtronic Inc.                   Visx Inc.
Dynatronics Corp.                 Neopath Inc.                     World Heart Corp.
EDAP TMS SA ADR                   Pharmanetics Inc.                Zevex International Inc.
Elbit Medical Imaging             Photoelectron                    Zoll Medical Corporation
Elscint Ltd.                      PLC Systems, Inc.

                               i-STAT CORPORATION

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                     FOR THE ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 24, 2000

         Whether or not you expect to attend the meeting, you are urged to execute and return this proxy, which may be revoked at any time prior to its use.

         William P. Moffitt and Roger J. Mason, and each of them, with full power of substitution, are hereby authorized to represent and to vote the shares of Common Stock of i-STAT Corporation held of record by the undersigned on April 14, 2000, as directed on the reverse side and, in their discretion, on all other matters which may properly come before the Annual Meeting of Stockholders to be held on May 24, 2000, and at any adjournments, which matters were unknown to the Board of Directors prior to making this solicitation, as if the undersigned were present and voting at the meeting.

         THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER. WHERE NO DIRECTION IS GIVEN WHEN THE DULY EXECUTED PROXY IS RETURNED, SUCH SHARES WILL BE VOTED FOR ALL ITEMS.


                            CONTINUED ON THE REVERSE SIDE

               THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL ITEMS.

ITEM I.   ELECTION OF DIRECTORS DULY NOMINATED AND LISTED BELOW:

                For All Nominees      TO WITHHOLD AUTHORITY                        Exception *
                [ ]                   to vote for all nominees listed below            [ ]
                                                 [ ]

         Nominees: J. Robert Buchanan, Stephen D. Chubb, William P. Moffitt, Lionel N. Sterling and Anne M. VanLent

         *INSTRUCTION: To withhold authority to vote for any nominee(s) write that nominee's name on the space provided below and check Exception box.
         ___________________________________________________________


ITEM II.  RATIFICATION OF ACCOUNTANTS:  Ratify the appointment of
          PricewaterhouseCoopers LLP as independent accountants for 2000.

                FOR [ ]            AGAINST [ ]           ABSTAIN [ ]

                                    If you have noted an address change or
                                    comments on either side of this card, mark
                                    here:
                                    ___________________________________________
                                    ___________________________________________
                                    (NOTE: Signature should agree with the name stenciled hereon. When signing as executor, administrator, trustee, guardian or attorney, please give full title as such. For joint accounts or co-fiduciaries, all joint owners or co-fiduciaries should sign. For an account in the name of two or more persons, each should sign or if one signs, he or she should attach evidence of authority.)
                                    DATED ________________________, 2000

                                    ___________________________________________
                                             Signature

                                    ___________________________________________
                                    Signature if held jointly

SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE. VOTES MUST BE INDICATED (X) IN BLACK OR BLUE INK. [ ]